Exhibit 10.1

EMPLOYMENT AGREEMENT

Serves as notice to the Employee pursuant to the Notice to Employee and Candidate (Employment Terms and Screening Procedures) Law, 5762-2002

This Employment Agreement (this "Agreement") is entered by and between CEVA D.S.P. Ltd., with offices at 2 Maskit Street, Herzlia, Israel, (the "Company") and Michael Boukaya I.D. No. 313701112 (the "Employee"1)

WHEREAS	The Employee was employed by DSP Semiconductors Ltd. as of 13/9/1998 and later was employed by SMARTCORE Ltd. (that later changed its name to Corage Ltd. and to PARTHUSCEVA Ltd. and to CEVA D.S.P. Ltd.), in continuity of seniority for employment terms pursuant to a Letter dated 11/1/2002; and

WHEREAS	The Company wishes to appoint the Employee as Chief Operating Officer of CEVA Inc. (the “Position”); and

WHEREAS	The parties wish to regulate and establish the terms of employment of the Employee at the Company in accordance with the terms and conditions set forth in this Agreement.

NOW THEREFORE, the parties hereto hereby declare and agree as follows:

1.	Preamble and Exhibits

1.1.	The preamble to this agreement and its Schedules and Exhibits constitute an integral part hereof.

1.2.	The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

1.3.	The terms of this Agreement are provided in the masculine gender for convenience purposes only, and apply to the feminine gender as well.

2.	Personal Employment Agreement

2.1.	This Agreement is personal, it establishes the employment relationship between the Company and the Employee, and the terms and conditions of the employment shall be solely as set forth herein.

1  All the references in this Agreement that are attributed to "male" (or in male language) are also referred to "female"

2.2.

Nothing in this Agreement shall derogate from any right the Employee may have, if at all, in accordance with any law, Extension Order, collective bargaining agreement, employment agreement or any other agreement with respect to the terms of the Employee's employment, if relevant.

2.3.

Employee declares and agrees that all payments, rights, and benefits which he is due by the Company for his employment at the Company are arranged in this Agreement, and that he or his agents shall not be entitled to any additional payments or compensation other than as provided herein. It is hereby affirmed that the exclusivity of this Agreement, as explained above, has been taken into consideration for determining the costs undertaken by the Company.

3.	Employee’s Duties and Representations

The Employee represents warrants and undertakes all of the following:

3.1.	There are no other undertakings or agreements preventing, restricting or limiting Employee from committing himself in accordance with this Agreement and performing Employee's obligations hereunder.

3.2.

He will perform his position with professionalism, dedication, diligence, fidelity, and integrity. He will dedicate the best of his abilities, knowledge, experience, and all his energies and time for the benefit and advancement of the Company, at the highest and most efficient level.

3.3.

Employee is not currently and shall not by entering into this Agreement and performing Employee's obligations hereunder be deemed to be (i) violating any right of Employee's former employer(s), or (ii) in breach of or in conflict with, any of Employee's obligations towards Employee's former employer(s) or under any agreement to which Employee is a party or by any obligation to which Employee is bound.

3.4.	Employee has the ability, knowledge and qualifications needed to perform Employee's obligations according to this Agreement.

3.5.

Employee shall inform the Company, immediately upon becoming aware of every matter in which Employee or Employee's immediate family has a personal interest and which might give rise to a conflict of interest with Employee's duties under the terms of Employee's employment.

3.6.

Employee shall not receive any payment or benefit from any third party, directly or indirectly in connection with Employee's employment. In the event the Employee breaches this undertaking, without derogating from any of the Company's right by law or contract, such benefit or payment shall become the sole property of the Company and the Company may deduct the cost/value of such payment/benefit from any sums the Employee may be entitled to. Employee must comply with CEVA’s Code of Conduct and Business Ethics.

www.ceva-dsp.com/assets/img/pagesContent/files/ceva_code_of_conduct_business_ethics.pdf

3.7.	In carrying out Employee's duties, Employee shall not make any representations or undertake in any way on behalf of the Company, except as expressly authorized so to do.

3.8.	Employee acknowledges and agrees that from time to time Employee may be required by the Company to travel and stay abroad as part of Employee's obligations under this Agreement.

3.9.

Employee will use the Company's Equipment for the purpose of Employee's employment in accordance with the terms and conditions stated in the then current rules and policies of the Company. Thus, any email account assigned by the Company to the Employee (the "mailbox") shall be used for work-related purposes and for reasonable private use. The Employee shall be entitled to use Internet-related email services (such as Gmail, Yahoo Mail, etc.) and other cloud services in accordance with the Company's security policies.

3.10.

The Employee acknowledges and agrees as follows: (i) The Company shall have the right to allow other employees and other third parties to use the Employee's assigned computer/laptop; (ii) The Company shall have the right to conduct monitoring of and inspections on any and all the Company's computers, including inspections of all electronic transmissions (email, IM and any other data transfer), internet usage and inspections of their content. For the avoidance of any doubt, it is hereby clarified that all examinations’ finding shall be the Company's sole property; (iii) The Employee shall have no rights for privacy over digital contents and transmissions in any of the Company's owned systems. This includes data directly stored in computer systems storage drive as well as transmitted over wired/wireless network infrastructure.

The Employee acknowledges and agrees that his refusal to provide consent to said monitoring and inspections - where obtaining such consent is required under law - shall be deemed as evidence for performance of unauthorized use of Company's Equipment.

3.11.

In any event of the termination of this Agreement, the Employee shall cooperate with the Company and use Employee's best efforts to assist with the integration into the Company's organization of the person or persons who will assume the Employee's responsibilities.

4.	Position

4.1.

Employee shall be employed by Company in the Position of Chief Operating Officer (the “Position”), and, within the scope of the Position, Employee shall be responsible, among others things, for managing central R&D and several BUs in terms of business and marketing. Duties and powers of the Employee may be defined and established from time to time by the Company, in accordance with its needs, and in accordance with the skills of the Employee.

4.2.	The employee shall report to CEO, or whoever shall be designated from time to time by the aforementioned, or by Company management.

5.	Scope of Position

5.1	Employee shall work full time, in a scope of 100% (as prescribed by law).

5.2.	Employee’s working hours shall be the usual working hours of the Company are Sunday - Thursday from 08:00 to 17:00 (including work breaks prescribed by the Law).

5.3.	Employee's weekly rest day shall be Saturday.

5.4.

Employee is aware and acknowledges that the working hours may vary from time to time, and that the working hours shall be determined by the Company, from time to time, according to work requirements. Furthermore, Employee is aware and acknowledges that in performing his duties towards the Company, he may be required to work at extra hours and occasionally on holidays as per the requirements of his work, and in accordance with the terms of this Agreement.

6.	Term and Termination

6.1.

This Agreement shall commence from April 4, 2019 [the “Commencement Date”], for an unlimited period. Either party may terminate this Agreement, for any reason, by providing prior written Notice Period of 6 months.

6.2.

Notwithstanding anything to the contrary in Section ☒☒☒6.1 above, the Company may immediately terminate the Employee's employment and shorten all or part of the Notice Period, regardless of whether notice of termination was given by the Company or by the Employee; provided, however, that in such an event the Employee shall be entitled to receive the Salary, as such term is defined herein, during the Notice Period as if the Employee were to continue to be employed by the Company for the duration of such Notice Period.

6.3.

In the event of the resignation by the Employee, without the Employee providing the Company prior written notice, then without derogating from any right the Company may have under law or contract, the Company may deduct from any amount owed to the Employee, an amount equal to the Employee’s Base Salary for the time Employee did not work during the required Notice Period.

6.4.

Notwithstanding anything to the contrary herein, the Company may terminate the Employee’s employment for Cause without advance notice and without derogating from any remedy to which the Company may be entitled. A termination for "Cause" is a termination due to: (i) the Employee’s embezzlement of funds of the Company; (ii) the Employee’s material breach of the terms and conditions of this Agreement; (iii) the Employee's involvement in an act which constitutes a breach of trust between Employee and the Company; (iv) the Employee’s conduct causing grave injury to the Company, monetarily or otherwise; or (v) the Employee being indicted of a criminal offense.

6.5.

The Employee shall have no lien on any of the Company's assets, equipment or any other material in Employee's possession, including: car, computer, content of email box and cellular phone and Confidential Information as defined in Appendix A (hereinafter the "Company's Equipment"). The Employee shall return to the Company all of the Company's Equipment no later than the day of termination of employee-employer relationship and prior to any unpaid leave or within 7 days following the Company's demand.

7.	The Salary

7.1.

In consideration for the fulfillment of his position and all the duties of his employment, as of the Commencement Date the Company shall pay Employee a gross total monthly salary of 65,000 NIS (the “Salary”). Such Salary shall be based on the following:

-	A gross monthly salary of 48,750 NIS (the "Base Salary").

-

An additional global supplement for overtime work hours in the gross sum of 16,250 NIS per month (the "Overtime Payment"), based on the assumption that the Employee’s position requires work at extra hours from time to time, estimated at ~50 hours of work per month (the “Extra Hours Quota”). The Overtime Payment shall be adjusted simultaneously in accordance with the adjustment of the Base Salary. Employee hereby undertakes to not work extra hours exceeding the Extra Hours Quota, unless authorized to do so by the Company, in advance and in writing.

7.2	The Company will determine annually, at the Company's sole discretion, whether to increase the Employee's Salary and, if so, in what amount.

7.3.	Any payment or benefit under this Agreement, other than the Salary, shall not be considered as a salary for any purpose whatsoever, and the Employee shall not maintain or claim otherwise

7.4.

The Salary as aforesaid, and it alone, shall be taken into account for the purpose of calculating the Employee's social benefits including the Employee's rights under the law, and no other addition or benefit of any kind or type whatsoever shall be deemed to be part of the Employee’s Salary for all intents and purposes.

7.5.	The Salary shall be paid on a monthly basis, no later than the ninth (9) day of each Gregorian month, for the preceding month.

8.	Vacation, Recuperation and Sick Leave

8.1.

Subject to the provisions of the Annual Vacation Law, 1951 (the "Vacation Law"), the Employee shall be entitled to 23 working days as vacation days (the "Vacation Days"), with respect to each twelve (12) months' period of continuous employment with the Company. The Employee shall be entitled to carry forward the unused Vacation Days in accordance with the terms set out in the Vacation Law only. For the avoidance of doubt, the dates of the Employee's vacation shall be determined by the Company, at its sole and unfettered discretion, in accordance with the Company's needs, and to the extent possible, taking into consideration the Employee's request. The Company shall be entitled to set uniform dates for vacation for all or part of its employees, with respect to all or any part of the vacation days, as it shall consider fit.

8.2.

It is hereby expressed that the Employee must make every effort to exercise his Annual Vacation; however, if the Employee is unable to utilize all the vacation days, he shall be entitled to accumulate the unused balance of the vacation days standing to his credit up to a ceiling of double the number of annual vacation days that he is entitled to accumulate according to Israeli Law (the “Ceiling"), provided that he takes at least seven consecutive annual working days' vacation. If the Employee accumulate vacation days exceeding the Ceiling, the balance shall be redeemed at the beginning of each calendar year. The Company may instruct the Employee to use his Annual Vacation, in the event that the Company employees are sent by the Company on an organized vacation.

8.3.

The Employee shall be entitled to accumulated sick leave days in accordance with the provisions of the Sick Pay Law-1976, provided that the Employee shall receive full compensation (100% wage) from the first day of absence due to an illness.

8.4.	The Employee shall be entitled to 10 Recuperation Payments ("Dmey Havra'a") in accordance with the relevant extension order).

9.	Company Car

9.1.

As of the Commencement Date and subject to the Employee's signature on the Company's then current use of Company's car policy, the Company shall provide the Employee with a Car of a make and size to be determined by the Company (the "Car"). The Company shall bear the following costs of the Car: purchase or lease, governmental licenses, insurance, gasoline and a reasonable amount of repairs in accordance with the Company’s policy. The Company shall not bear any other cost including tickets, fines of any kind, damages with respect to collisions which are not actually covered by the insurance and toll road fees. For the avoidance of any doubt, it is agreed that with regard to any tax obligations, the Employee shall not be entitled to any grossing up of the Car benefits.

9.2.

The Employee shall: (i) take good care of the Car and ensure that the provisions and conditions of any policy of insurance relating thereto are observed (including the provisions with respect to the safeguarding of the Car); and (ii) shall use the Car in accordance with the Company's policy as shall be in effect from time to time; and (iii) in the event that the Employee's employment terminates for whatever reason, Employee will forthwith return the Car with the keys and all licenses and other documentation relating to the Car, to the Company. The Employee shall not have any lien with respect to the Car or any document or property relating thereto. The provision of the Car comes in lieu of payment of travel expenses.

10.	Pension Plan / Manager’s Insurance

10.1.

The Company shall continue to insure the Employee under an accepted 'Employee's Insurance Scheme' (the "Employees Insurance Policy") or Pension Fund (the "Pension Fund"), as per the Employee's choice, in accordance with the Extension Order for Comprehensive Pension Insurance in the Economy as revised from time to time, or any other normative arrangement replacing it, as follows:

Pension Fund

(1) Severance - an amount equal to 8⅓% of the Salary; (ii) Pension (GEMEL) - an amount equal to 6.5% of the Salary.

Employees Insurance Policy

(1) Severance - an amount equal to 8⅓% of the Salary; (ii) Pension (GEMEL) - an amount that is no less than 5% of the Salary; (iii) Disability - Company will make payments towards disability insurance, according to the Company’s collective disability insurance agreements, at the rate necessary to secure at least 75% of the Salary. Company's contribution to Pension (GEMEL) together with payments towards disability insurance shall be no less than 6.5% of the Salary, and shall not exceed 7.5% of the Salary.

10.2.	In addition, the Company will deduct a sum equal to 6% of the Salary as Employee's contribution.

10.3.	Contributions to the Employee's Insurance Scheme or Pension Fund shall be based on the Salary, as defined herein.

11.	Study Fund ("Keren Hishtalmut")

11.1.

The Company and the Employee shall continue to maintain a 'Keren Hishtalmut' Fund (the "Keren Hishtalmut Fund"). The Company shall contribute to such Keren Hishtalmut Fund an amount equals to 71/2% of the Salary, and the Employee shall contribute to the Keren Hishtalmut Fund an amount equals to 21/2% of the Salary. The Employee hereby instructs the Company to transfer to such Keren Hishtalmut Fund the amount of the Employee's contribution from each Salary.

11.2.

In the event of payments to the Keren Hishtalmut Fund that exceed the amounts equal to the aforesaid percentages of the Effective Salary as defined in Section 3(e) of the Income Tax Ordinance, such additional amount shall be recognized as ordinary income for Tax purposes on the date of contribution to such Keren Hishtalmut Fund.

11.3.

Notwithstanding all the aforesaid, should Employee's employment with the Company be terminated, in circumstances in which the Employee may be denied severance pay, in whole or in part - any payments made by the Company to said Keren Hishtalmut shall be returned to the Company.

12.	Taxes and Compulsory Payments

The Company shall withhold, deduct, transfer and/or charge the Employee with all taxes and other compulsory payments as required under law in respect of, or resulting from, the compensation paid to or received by the Employee and in respect of all the benefits that the Employee is or may be entitled to.

13.	Confidentiality, Non-Competition and Intellectual Property.

Simultaneously with the signing of this Agreement the Employee shall sign the Non-Disclosure, Unfair Competition and Ownership of Inventions Undertaking in favor of the Company, attached hereto as Appendix A.

14.	Sexual Harassment

The Employee declares that he is aware that the Company acts in accordance with relevant provisions of the law regarding the prevention of sexual harassment in the workplace. Furthermore, he is aware that the Company follows a list of regulations regarding the prevention of sexual harassment which is held by Nurit Doron VP HR, who is the party responsible for its enforcement at the Company (“Regulations”). Employee undertakes to fulfill all provisions of relevant laws, and of the Regulations, as they shall be amended from time to time.

15.	General Provisions

15.1.

This Agreement and all Appendices attached hereto constitute the entire agreement between the parties and supersede all prior agreements, proposals, understandings and arrangements, if any, whether oral or written, between the parties hereto with respect to the subject matter hereof,. In any contradictions between previous Employment Agreements and this Agreement, this agreement shall prevail.

15.2.	This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

15.3.

This Agreement shall be governed by and construed in accordance with the laws of the State of Israel, without giving effect to its laws pertaining to conflict of laws. Any and all disputes in connection with this Agreement shall be submitted to the exclusive jurisdiction of the competent courts or tribunals, as relevant, located in the city of Tel-Aviv-Jaffa, Israel.

15.4.

Employee acknowledges that the signature of this Agreement was made at Employee's own free will and full consent following a careful reading and understanding of all the provisions of this Agreement and its Appendices.

15.5.

Any notice or other communications in connection with this Agreement must be in writing to the address set forth in the preamble to this Agreement (or to such other address as shall be specified by like notice), sent via registered mail, messenger or email. Such notice shall be deemed given after four (4) business days, if sent via registered mail; after one (1) day if sent by messenger, provided a proof of delivery has been received; after one (1) day if sent by email, provided however, that a computerized automatic "received" approval (delivery receipt) was sent by the email server.

IN WITNESS WHEREOF, the parties hereby execute this Employment Agreement.

Signature:	/s/ Michael Boukaya
Employee’s name:	Michael Boukaya
Identity number	313701112
Date:	April 4, 2019

CEVA D.S.P. Ltd.    By: Nurit Doron                                     Title: WW VP HR

APPENDIX A

THIS UNDERTAKING ("Undertaking") is entered into as of the 4, day of April 2019, by Michael Boukaya, I.D. No. 313701112, an individual residing at Ben Gurion 17/6 Ra’anana (the "Employee").

WHEREAS,	the Employee wishes to be employed by CEVA D.S.P. Ltd. (the "Company"); and

WHEREAS,     it is critical for the Company to preserve and protect its Confidential Information (as defined below), its rights in Inventions (as defined below) and in all related intellectual property rights, and Employee is entering into this Undertaking as a condition to Employee's employment with the Company.

NOW, THEREFORE, the Employee undertakes and warrants towards the Company as follows:

References herein to the term "Company" shall include any of the Company's direct or indirect parent, subsidiary and affiliated companies, and their respective successors and assigns.

1.	Confidentiality.

1.1.

The Employee acknowledges that Employee may have access to information that relates to the Company, its business, assets, financial condition, affairs, activities, plans and projections, customers, suppliers, partners, and other third parties with whom the Company agreed or agrees, from time to time, to hold information of such party in confidence (the "Confidential Information"). Confidential Information shall include, without limitation, information, whether or not marked or designated as confidential, concerning technology, products, research and development, patents, copyrights, inventions, trade secrets, test results, formulae, processes, data, know-how, marketing, promotion, business and financial plans, policies, practices, strategies, surveys, analyses and forecasts, financial information, customer lists, agreements, transactions, undertakings and data concerning employees, consultants, officers, directors, and shareholders. Confidential Information includes information in any form or media, whether documentary, written, oral, magnetic, electronically transmitted, through presentation or demonstration or computer generated. Confidential Information shall not include information that has become part of the public domain not as a result of a breach of any obligation owed by the Employee to the Company; or (ii) is required to be disclosed by law or the binding rules of any governmental organization, provided, however, that Employee gives the Company prompt notice thereof so that the Company may seek a protective order or other appropriate remedy, and further provided, that in the event that such protective order or other remedy is not obtained, Employee shall furnish only that portion of the Confidential Information which is legally required, and shall exercise all reasonable efforts required to obtain confidential treatment for such information.

1.2.

The Employee acknowledges and understands that the employment by the Company and the access to Confidential Information creates a relationship of confidence and trust with respect to such Confidential Information.

1.3.

During the term of Employee's employment and at any time after termination or expiration thereof, for any reason, the Employee shall keep in strict confidence and trust, shall safeguard, and shall not disclose to any person or entity, nor use for the benefit of any party other than the Company, any Confidential Information, other than with the prior express consent of the Company.

1.4.

All right, title and interest in and to Confidential Information are and shall remain the sole and exclusive property of the Company or the third party providing such Confidential Information to the Company, as the case may be. Without limitation of the foregoing, the Employee agrees and acknowledges that all memoranda, books, notes, records, email transmissions, charts, formulae, specifications, lists and other documents (contained on any media whatsoever) made, reproduced, compiled, received, held or used by the Employee in connection with the employment by the Company or that otherwise relates to any Confidential Information (the "Confidential Materials"), shall be the Company's sole and exclusive property and shall be deemed to be Confidential Information. All originals, copies, reproductions and summaries of the Confidential Materials shall be delivered by the Employee to the Company upon termination or expiration of the Employee's employment for any reason, or at any earlier time at the request of the Company, without the Employee retaining any copies thereof.

1.5.

During the term of the Employee's employment with the Company, Employee shall not remove from the Company's offices or premises any Confidential Materials unless and to the extent necessary in connection with the duties and responsibilities of Employee and permitted pursuant to the then applicable policies and regulations of the Company. In the event that such Confidential Material is duly removed from the Company's offices or premises, Employee shall take all actions necessary in order to secure the safekeeping and confidentiality of such Confidential Materials and return the Confidential Materials to their proper files or location as promptly as possible after such use.

1.6.

During the term of the Employee's employment with the Company, Employee will not improperly use or disclose any proprietary or confidential information or trade secrets, and will not bring onto the premises of the Company any unpublished documents or any property, in each case belonging to any former employer or any other person to whom the Employee has an obligation of confidentiality and/or non-use (including, without limitation, any academic institution or any entity related thereto), unless generally available to the public or consented to in writing by that person.

2.

Unfair Competition and Solicitation. Employee undertakes that during the term of employment with the Company and for a period of six (6) months thereafter: (i) Employee shall not engage, establish, open or in any manner whatsoever become involved, directly or indirectly, either as an employee, owner, partner, agent, shareholder, director, consultant or otherwise, in any business, occupation, work or any other activity which is reasonably likely to involve or require the use of any of the Company's Major Assets, as defined below. Employee confirms that engagement, establishment, opening or involvement, directly or indirectly, either as an employee, owner, partner, agent, shareholder, director, consultant or otherwise, in any business, occupation, work or any other activity which competes with the business of the Company as conducted during the term of employment or contemplated, during such term, to be conducted, is likely to require the use of all or a portion of the Company's Major Assets; (ii) Employee shall not, directly or indirectly, solicit, hire or retain as an employee, consultant or otherwise, any employee of the Company or induce or attempt to induce any such employee to terminate or reduce the scope of such employee's employment with the Company; and (iii) Employee shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any consultant, service provider, agent, distributor, customer or supplier of the Company to terminate, reduce or modify the scope of such person's engagement with the Company.

The Employee acknowledges that in light of Employee's position with the Company and in view of the Employee's exposure to, and involvement in, the Company's sensitive and valuable proprietary information, property (including, intellectual property) and technologies, as well as its goodwill and business plans (the "Company's Major Assets"), the provisions of this Section ☒2 above are reasonable and necessary to legitimately protect the Company's Major Assets, and are being undertaken by the Employee as a condition to the employment of Employee by the Company. The Employee confirms that Employee has carefully reviewed the provisions of this Section 2, fully understands the consequences thereof and has assessed the respective advantages and disadvantages to the Employee of entering into this Undertaking and, specifically, Section 2 hereof.

It is further agreed and undertaken that 20% of Employee's Salary, as such term is defined in Section 7 of the Employment Agreement, shall be deemed as special compensation in consideration of Employees undertakings under Section 2 hereof.

3.	Ownership of Inventions.

3.1.

The Employee will notify and disclose in writing to the Company, or any persons designated by the Company from time to time, all information, improvements, inventions, formulae, processes, techniques, know-how and data, whether or not patentable or registerable under copyright or any similar laws, made or conceived or reduced to practice or learned by the Employee, either alone or jointly with others, during the Employee's employment with the Company (including after hours, on weekends or during vacation time) (all such information, improvements, inventions, formulae, processes, techniques, know-how, and data are hereinafter referred to as the "Invention(s)") immediately upon discovery, receipt or invention as applicable.

3.2.

The Employee agrees that all the Inventions are, upon creation, considered Inventions of the Company, shall be the sole property of the Company and its assignees, and the Company and its assignees shall be the sole owner of all patents, copyrights, trade secret and all other rights of any kind or nature, including moral rights, in connection with such Inventions. The Employee hereby irrevocably and unconditionally assigns to the Company all the following with respect to any and all Inventions: (i) patents, patent applications, and patent rights, including any and all continuations or extensions thereof; (ii) rights associated with works of authorship, including copyrights and copyright applications, Moral Rights (as defined below) and mask work rights; (iii) rights relating to the protection of trade secrets and confidential information; (iv) design rights and industrial property rights; (v) any other proprietary rights relating to intangible property including trademarks, service marks and applications thereto for, trade names and packaging and all goodwill associated with the same; and (vi) all rights to sue for any infringement of any of the foregoing rights and the right to all income, royalties, damages and payments with respect to any of the foregoing rights. Employee also hereby forever waives and agrees never to assert any and all Moral Rights Employee may have in or with respect to any Inventions, even after termination of employment on behalf of the Company. "Moral Rights" means any right to claim authorship of a work, any right to object to any distortion or other modification of a work, and any similar right, existing under the law of any country in the world, or under any treaty.

3.3.

The Employee further agrees to perform, during and after employment, all acts deemed reasonably necessary or desirable by the Company to permit and assist it, at the Company's expense, in obtaining, maintaining, defending and enforcing the Inventions in any and all countries. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. The Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents, as Employee's agents and attorneys-in-fact to act for and on Employee's behalf and instead of Employee, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by the Employee.

3.4.

The Employee shall not be entitled, with respect to all of the above, to any monetary consideration or any other consideration except as explicitly set forth in the employment agreement between Employee and the Company. Without limitation of the foregoing, Employee irrevocably confirms that the consideration explicitly set forth in the employment agreement is in lieu of any rights for compensation that may arise in connection with the Inventions under applicable law and waives any right to claim royalties or other consideration with respect to any Invention, including under Section 134 of the Israeli Patent Law - 1967. With respect to all of the above any, oral understanding, communication or agreement not memorialized in writing and duly signed by the Company shall be void.

4.	General.

4.1.

Employee represents that the performance of all the terms of this Undertaking and Employee's duties as an employee of the Company does not and will not breach any invention assignment, proprietary information, non-compete, confidentiality or similar agreements with, or rules, regulations or policies of, any former employer or other party (including, without limitation, any academic institution or any entity related thereto). Employee acknowledges that the Company is relying upon the truthfulness and accuracy of such representations in employing the Employee.

4.2.

The Employee acknowledges that the provisions of this Undertaking serve as an integral part of the terms of Employee's employment and reflect the reasonable requirements of the Company in order to protect its legitimate interests with respect to the subject matter hereof.

4.3.

Employee recognizes and acknowledges that in the event of a breach or threatened breach of this Undertaking by the Employee, the Company may suffer irreparable harm or damage and will, therefore, be entitled to injunctive relief to enforce this Undertaking (without limitation to any other remedy at law or in equity).

4.4.

This Undertaking is governed by and construed in accordance with the laws of the State of Israel, without giving effect to its laws pertaining to conflict of laws. Any and all disputes in connection with this Undertaking shall be submitted to the exclusive jurisdiction of the competent courts or tribunals, as relevant, located in the city of Tel-Aviv-Jaffa, Israel.

4.5.

If any provision of this Undertaking is determined by any court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Undertaking only with respect to such jurisdiction in which such clause or provision cannot be enforced, and the remainder of this Undertaking shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Undertaking. In addition, if any particular provision contained in this Undertaking shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing the scope of such provision so that the provision is enforceable to the fullest extent compatible with applicable law.

4.6.

The provisions of this Undertaking shall continue and remain in full force and effect following the termination or expiration of the employment relationship between the Company and the Employee, for whatever reason. This Undertaking shall not serve in any manner so as to derogate from any of the Employee's obligations and liabilities under any applicable law.

4.7.

This Undertaking constitutes the entire agreement between the Employee and the Company with respect to the subject matter hereof and supersede all prior agreements, proposals, understandings and arrangements, if any, whether oral or written, with respect to the subject matter hereof. No amendment of or waiver of, or modification of any obligation under this Undertaking will be enforceable unless set forth in a writing signed by the Company. No delay or failure to require performance of any provision of this Undertaking shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Undertaking as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

4.8.

This Undertaking, the rights of the Company hereunder, and the obligations of Employee hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. The Company may assign any of its rights under this Undertaking. Employee may not assign, whether voluntarily or by operation of law, any of its obligations under this Undertaking, except with the prior written consent of the Company.

IN WITNESS WHEREOF, the undersigned, has executed this Undertaking as of the date first mentioned above.

Signature:	/s/ Michael Boukaya
Employee’s name:	Michael Boukaya
Identity number	313701112
Date:	April 4, 2019

CEVA D.S.P. Ltd. By: Nurit Doron _______________ Title: WW VP HR